CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$3,950,000	$452.67

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing supplement dated January 5, 2012 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$3,950,000 Notes due January 12, 2015 Linked to the EquityCompass Share Buyback Index Global Medium-Term Notes, Series A E-7051

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 5, 2012

Issue Date:	January 10, 2012

Final Valuation Date*:	January 5, 2015 (or, if such date is not a Valuation Date, the next following Valuation Date)

Maturity Date**:	January 12, 2015

Denominations:	Minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

Interest:	The Notes will pay no interest during the term of the Notes.

Reference Asset:	The EquityCompass Share Buyback Index (the “Index”) (Bloomberg ticker symbol “EQCOMPBB <Index>”). For information about the Index, see “Description of the Index” below.

Index Sponsor:	Barclays Capital, a division of Barclays Bank PLC

Index Selection Agent:

Choice Financial Partners, Inc., a wholly-owned subsidiary and affiliated SEC-registered investment adviser of Stifel Financial Corp. and an affiliate of Stifel, Nicolaus & Company, Incorporated.

One or more affiliates of the Index Selection Agent may act as a dealer in the offering of the Notes and may receive a selling commission for its or their services as a dealer. In addition, the Index Selection Agent or any its affiliates that act as a dealer in the offering of the Notes may also be paid all or a portion of the investor fee on your Notes, as described under “Investor Fee Percentage” below.

Participation Rate:	97.50%

Payment at Maturity:

If your Notes are not called or early redeemed pursuant to the “Automatic Call” provisions or the “Issuer Redemption” provisions described below prior to maturity, for each $1,000 principal amount Note you hold, you will receive (subject to our credit risk) on the Maturity Date a cash payment equal to (i) the Participation Rate times (ii) the greater of:

(a) $0 and

(b) the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Final Valuation Date.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Indicative Note Return:

The Indicative Note Return as of any Valuation Date is the percentage change of the Closing Indicative Note Value per $1,000 principal amount Note from the Initial Closing Indicative Note Value on the Initial Valuation Date to the Closing Indicative Note Value per $1,000 principal amount Note on such Valuation Date (the “Current Closing Indicative Note Value” or “Current CINV”), calculated by the Calculation Agent on a formula basis as follows:

Current CINV – Initial CINV
Initial CINV

Closing Indicative Note Value:

The Closing Indicative Note Value (or “CINV”) per $1,000 principal amount Note on the Initial Valuation Date will be deemed to be 100% of the principal amount per Note, or $1,000.00 (the “Initial CINV”);

The CINV per $1,000 principal amount Note on any subsequent Valuation Date until maturity or early redemption will equal (a) the CINV per $1,000 principal amount Note on the Note Rebalancing Date immediately preceding such Valuation Date (or the Initial Closing Indicative Note Value if such Valuation Date occurs prior to the first Note Rebalancing Date), multiplied by (b) one plus the Net Index Periodic Return as of such Valuation Date, calculated by the Calculation Agent on a formula basis as follows:

CINVt = CINVr × [1 + Net Index Periodic Return t]

Where:

“CINVt” means the CINV per $1,000 principal amount Note on Valuation Date “t”;

“CINVr” means the CINV per $1,000 principal amount Note on the Note Rebalancing Date immediately preceding Valuation Date “t” (or the Initial CINV if such Valuation Date occurs prior to the first Note Rebalancing Date); and

“Net Index Periodic Return t” means the Net Index Periodic Return (as defined below) as of Valuation Date “t”.

Net Index Periodic Return:	The Net Index Periodic Return as of any Valuation Date will equal (a) the Index Periodic Return as of such Valuation Date, minus (b) the applicable Investor Fee Percentage as of such Valuation Date.

Index Periodic Return:

The Index Periodic Return as of any Valuation Date will equal the performance of the Index from the Index Closing Level on the Note Rebalancing Date immediately preceding such Valuation Date (or the Initial Index Level if such Valuation Date occurs prior to the first Note Rebalancing Date) to the Index Closing Level on such Valuation Date, calculated by the Calculation Agent on a formula basis as follows:

Index Closing Level t – Index Closing Level r
Index Closing Level r

Where:

“Index Closing Level t” means the Index Closing Level on Valuation Date “t”; and

“Index Closing Level r” means the Index Closing Level on the Note Rebalancing Date immediately preceding Valuation Date “t” (or the Initial Index Level if such Valuation Date occurs prior to the first Note Rebalancing Date).

Investor Fee Percentage:***

The applicable Investor Fee Percentage as of the Initial Valuation Date is zero.

The applicable Investor Fee Percentage as of any subsequent Valuation Date will equal (a) 0.90% multiplied by (b) the number of calendar days from (but excluding) the Note Rebalancing Date immediately preceding such Valuation Date (or, if such Valuation Date occurs prior to the first Note Rebalancing Date, the Initial Valuation Date) to (and including) such Valuation Date, divided by (c) 365, calculated by the Calculation Agent on a formula basis as follows:

0.90% × Number of Days (r, t)
365

Where:

“Number of Days (r, t)” means, with respect to Valuation Date “t”, the number of calendar days from (but excluding) the Note Rebalancing Date immediately preceding Valuation Date “t” (or, if such Valuation Date occurs prior to the first Note Rebalancing Date, the Initial Valuation Date) to (and including) Valuation Date “t”.

The Investor Fee Percentage reduces the amount of your return at maturity or upon early redemption as described above. All or a portion of the investor fee may be used to pay fees or concessions to the Agent and other dealers. All or a portion of such investor fee may also be paid to the Index Selection Agent as compensation for the Index Selection Agent’s services under the Index Selection Agreement.

Initial Index Level:	102.5413, the Index Closing Level on the Initial Valuation Date

Index Closing Level:	The closing level of the Index published at the regular weekday close of trading on the relevant valuation date as displayed on Bloomberg Professional® service page “EQCOMPBB <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Note Rebalancing Dates:	The sixth calendar day of each calendar month (or if such day is not a Valuation Date, the next following Valuation Date), commencing on February 6, 2012 (the first Note Rebalancing Date).

Automatic Call:

If the Closing Indicative Note Value per $1,000 principal amount Note on any Valuation Date prior to the Final Valuation Date is equal to or less than $250.00 (such event, an “Automatic Call Trigger Event” and such Valuation Date, the “Automatic Call Trigger Date”), the Notes will be automatically called on the applicable Automatic Call Date; provided, however, that if a Market Disruption Event occurs with respect to the Index on a Valuation Date, the Closing Indicative Note Value per $1,000 principal amount Note on such Valuation Date will be disregarded for purposes of determining whether an Automatic Call Trigger Event occurs.

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

If an Automatic Call Trigger Event occurs, the Notes will be automatically called on the applicable Automatic Call Date and you will receive (subject to our credit risk) on the Automatic Call Date a cash payment per $1,000 principal amount Note equal to the Automatic Call Amount calculated by the Calculation Agent on the Automatic Call Amount Calculation Date. We will deliver a notice to The Depository Trust Company (the “Automatic Call Notice”) in the form attached as Annex A hereto that specifies the Automatic Call Trigger Date, the Automatic Call Amount Calculation Date and the Automatic Call Date.

Automatic Call Amount Calculation Date:*

With respect to an Automatic Call Trigger Date, the Automatic Call Amount Calculation Date will be the Valuation Date immediately following the Automatic Call Trigger Date.

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Automatic Call Amount:

With respect to an Automatic Call Date, for each $1,000 principal amount Note, a cash payment equal to (i) the Participation Rate times (ii) the greater of:

(a) $0 and

(b) the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Automatic Call Amount Calculation Date.

You may lose up to 100% of the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Automatic Call Date:	The fifth Business Day following the applicable Automatic Call Amount Calculation Date, as set forth in the applicable Automatic Call Notice.

Issuer Redemption:	If the index sponsor determines on or prior to the Final Valuation Date that it will not be able to calculate and publish the Index as a result of the occurrence of any of the Termination Events as described under “Description of the Index” in this pricing supplement, the Issuer may redeem the Notes, in whole but not in part, on the applicable Issuer Redemption Date at the applicable Issuer Redemption Price, provided the Issuer gives at least three (3) business days’ prior written notice (the “Issuer Redemption Notice”) to The Depository Trust Company in the form attached as Annex B hereto that specifies the date on which the relevant Termination Event occurs, the Issuer Redemption Price Calculation Date and the Issuer Redemption Date.

Issuer Redemption Price Calculation Date:*

The Valuation Date immediately following the date on which the relevant Termination Event occurs, as set forth in the applicable Issuer Redemption Notice.

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Issuer Redemption Price:

If a Termination Event occurs and the Issuer exercises its option to redeem the Notes pursuant to the “Issuer Redemption” provisions above, you will receive (subject to our credit risk) on the applicable Issuer Redemption Date a cash payment per $1,000 principal amount Note equal to (i) the Participation Rate times (ii) the greater of:

(a) $0 and

(b) the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Issuer Redemption Price Calculation Date.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Issuer Redemption Date:	The fifth Business Day following the applicable Issuer Redemption Price Calculation Date, as set forth in the applicable Issuer Redemption Notice.

Early Redemption at the Option of Holders:

Subject to the notification requirements described in this pricing supplement and the minimum redemption amount of at least 10 Notes (or a minimum redemption amount of at least $10,000 principal amount of Notes), you may elect to redeem your Notes prior to maturity, and you will receive the Optional Redemption Amount (calculated on the applicable Optional Redemption Amount Calculation Date) on the applicable Optional Redemption Date.

For more information relating to the procedures that you must follow in order to require Barclays Bank PLC to redeem your Notes prior to maturity, please see “Early Optional Holder Redemption Procedures” in this pricing supplement.

Optional Redemption Amount:

In the event that you deliver an effective notice of early redemption for your Notes, as described under “Early Optional Holder Redemption Procedures” in this pricing supplement, you will receive (subject to our credit risk) on the applicable Early Redemption Date a cash payment per $1,000 principal amount Note equal to (i) the Participation Rate times (ii) the greater of:

(a) $0 and

(b) the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Optional Redemption Amount Calculation Date.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Optional Redemption Amount Calculation Date:*	The date on which the notice of early redemption at the option of a holder of the Notes becomes effective, as described in this pricing supplement under “Early Optional Holder Redemption Procedures” (or, if such date is not a Valuation Date, the next following Valuation Date).

Optional Redemption Date:	The fifth business day following an Optional Redemption Amount Calculation Date. The final date on which an Optional Redemption Amount Calculation Date may occur is the fifth business day following the Valuation Date that is immediately prior to the Final Valuation Date.

Valuation Date:	A day on which (a) the value of the Index is published, and (b) trading is generally conducted on the markets on which the securities comprising the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

Business Days:	New York and London

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KE56/ US06738KE562

*	Subject to postponement in the event of a market disruption event, as defined under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. In the event of a market disruption event on a day that would otherwise be the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the case may be, the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as applicable, will be the first following Valuation Date on which no Market Disruption Event occurs or is continuing with respect to the Index. In no event, however, will the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as applicable, be postponed by more than five scheduled Valuation Dates. If the calculation agent determines that a market disruption event occurs or is continuing on such fifth day, the calculation agent will make an estimate of the Index Closing Level that would have prevailed on that fifth day in the absence of a Market Disruption Event.
**	In the event that the Final Valuation Date is postponed, either due to a Market Disruption Event on the Final Valuation Date or because the day that would have otherwise been the Final Valuation Date is not a Valuation Date, the Maturity Date will be postponed to the fifth Business Day following the Final Valuation Date (as postponed).
***	All or a portion of the investor fee as described under “Investor Fee Percentage” in this pricing supplement may be used to pay fees or concessions to the Agent and other dealers. All or a portion of such investor fee may also be paid to the Index Selection Agent as compensation for the services provided by the Index Selection Agent under the Index Selection Agreement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Variable Price Re-Offer: Barclays Capital Inc. has agreed to purchase the Notes from us at 100% of the principal amount minus a commission equal to $25 per $1,000 principal amount, or 2.50%, resulting in aggregate proceeds to Barclays Bank PLC of $3,851,250. Barclays Capital Inc. proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples

Calculation of Closing Indicative Note Value per $1,000 Principal Amount Note on a Hypothetical Valuation Date

The following example sets forth the methodology used to calculate the Closing Indicative Note Value per $1,000 principal amount Note on a hypothetical Valuation Date. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. As shown in the following table, this example assumes that the Index Closing Level was 113.50 on the hypothetical Valuation Date and 113.00 on the Note Rebalancing Date immediately preceding the hypothetical Valuation Date. The hypothetical calculation of the Investor Fee Percentage in the example below is the amount of Investor Fee on the hypothetical Valuation Date only. The actual Investor Fee Percentage on any given Valuation Date will be dependent upon the number of calendar days from, but excluding, the immediately prior Note Rebalancing Date to and including the relevant Valuation Date (or, if the Valuation Date occurs prior to the first Note Rebalancing Date, the number of calendar days from but excluding the Initial Valuation Date to and including the relevant Valuation Date).

This example of the calculation of the Closing Indicative Note Value per $1,000 principal amount Note on a hypothetical Valuation Date makes the following key assumptions:

•	Closing Indicative Note Value on Immediately Preceding Note Rebalancing Date: $1,115.00

•	Index Closing Level on Immediately Preceding Note Rebalancing Date: 113.00

•	Index Closing Level on the Hypothetical Valuation Date: 113.50

•	Number of Calendar Days From But Excluding the Immediately Preceding Note Rebalancing Date to and Including the Hypothetical Valuation Date: 30

•	The Notes are not called or early redeemed pursuant to the “Automatic Call” or “Issuer Redemption” provisions described elsewhere in this pricing supplement

•	The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•	No Market Disruption Events occurred or were continuing on any Valuation Date

PS–2

Step 1: Calculate the Index Periodic Return as of the Hypothetical Valuation Date

Using the Index Closing Levels on the hypothetical Valuation Date and the Note Rebalancing Date immediately preceding such Valuation Date, the Index Periodic Return is calculated as follows:

Index Periodic Return = (113.50 – 113.00) / 113.00, or 0.442%

Step 2: Calculate the Investor Fee Percentage as of the Hypothetical Valuation Date

Using the number of days from, but excluding, the immediately preceding Note Rebalancing Date to and including the hypothetical Valuation Date, the Investor Fee Percentage is calculated as follows:

Investor Fee Percentage = (0.90% × 30) / 365, or 0.074%

Step 3: Calculate the Net Index Periodic Return as of the Hypothetical Valuation Date

Using the Index Periodic Return and the Investor Fee Percentage calculated as of the relevant Valuation Date, the Net Index Periodic Return is calculated as follows:

Net Index Periodic Return = 0.442% - 0.074%, or 0.368%

Step 4: Calculate the Closing Indicative Note Value per $1,000 principal amount Note as of the Hypothetical Valuation Date

Using the Closing Indicative Note Value as of the immediately preceding Note Rebalancing Date and the Net Index Periodic Return calculated as of the hypothetical Valuation Date, the Closing Indicative Note Value per $1,000 principal amount Note on such Valuation Date, or the “Current Closing Indicative Note Value” as of such date, is calculated as follows:

Current CINV = $1,115.00 × [1 + 0.368%], or $1,119.10

Calculation of the Payment at Maturity or on an Optional Redemption Date per $1,000 Principal Amount Note (Assuming that the Hypothetical Valuation Date in the Examples Above is Either the Final Valuation Date or the Optional Redemption Amount Calculation Date, as Applicable)

Step 1: Calculate the Indicative Note Return as of the Final Valuation Date or the Optional Redemption Amount Calculation Date, As Applicable

Using the Initial CINV of $1,000.00 and the Current CINV calculated in the examples above, the Indicative Note Return as of the Final Valuation Date or the Optional Redemption Amount Calculation Date, as the case may be, is calculated as follows:

Indicative Note Return = ($1,119.10– $1,000.00) / $1,000.00 = 11.91%

Step 2: Calculate the Payment at Maturity or the Optional Redemption Amount, as Applicable

Step 2a: Using the Indicative Note Return as of the Final Valuation Date or the Optional Redemption Amount Calculation Date, as applicable and as calculated above, calculate the sum of $1,000 plus $1,000 multiplied by such Indicative Note Return, as follows:

$1,000 + ($1,000 × 11.91%) = $1,119.10

Step 2b: Because the payment at maturity (or the Optional Redemption Amount, as the case may be) will be equal to (i) the Participation Rate times (ii) the greater of (a) $0.00 and (b) the amount calculated in Step 2a above, and because the amount calculated in Step 2a above is greater than $0.00, you will receive at maturity or on the Optional Redemption Date, as the case may be, subject to our credit risk, $1,091.12 per $1,000 principal Note, calculated as follows:

97.50% × $1,119.10 = $1,091.12

PS–3

Calculation of the Total Return on the Notes at Maturity Assuming a Range of Performances of the Index

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return”, as used in the following examples, is the number (expressed as a percentage) that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes.

The actual Indicative Note Return on the Final Valuation Date will depend on the path taken by the Index from the Initial Valuation Date to the Final Valuation Date, and will also depend on the cumulative effect of the Investor Fee Percentage. For examples of how the Investor Fee Percentage and the Indicative Note Return will be calculated on each Valuation Date during the term of the Notes, up to and including the Final Valuation Date, please see “Calculation of Closing Indicative Note Value per $1,000 Principal Amount Note on a Hypothetical Valuation Date” and “Calculation of the Payment at Maturity per $1,000 Principal Amount Note (Assuming that the Hypothetical Valuation Date in the Examples Above is the Final Valuation Date)” above.

The examples in the table below make the following key assumptions:

•	Initial CINV: $1,000.00

•	The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•

The Notes are not called or early redeemed pursuant to the “Automatic Call”, “Issuer Redemption” or “Early Redemption at the Option of Holders” provisions described elsewhere in this pricing supplement

Closing Indicative Note Value on the Final Valuation Date	Indicative Note Return	Payment at Maturity*	Total Return on Notes
$2,000.00	100.00%	$1,950.00	95.00%
$1,900.00	90.00%	$1,852.50	85.25%
$1,800.00	80.00%	$1,755.00	75.50%
$1,700.00	70.00%	$1,657.50	65.75%
$1,600.00	60.00%	$1,560.00	56.00%
$1,500.00	50.00%	$1,462.50	46.25%
$1,400.00	40.00%	$1,365.00	36.50%
$1,300.00	30.00%	$1,267.50	26.75%
$1,200.00	20.00%	$1,170.00	17.00%
$1,100.00	10.00%	$1,072.50	7.25%
$1,025.64	2.564%	$1,000.00	0.00%
$1,000.00	0.00%	$975.00	-2.50%
$900.00	-10.00%	$877.50	-12.25%
$800.00	-20.00%	$780.00	-22.00%
$700.00	-30.00%	$682.50	-31.75%
$600.00	-40.00%	$585.00	-41.25%
$500.00	-50.00%	$487.50	-51.25%
$400.00	-60.00%	$390.00	-61.00%
$300.00	-70.00%	$292.50	-70.75%

*	Per $1,000 principal amount Note.

PS–4

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Closing Indicative Note Value increases from an Initial Closing Indicative Note Value of $1,000.00 to a Current Closing Indicative Note Value on the Final Valuation Date of $1,100.00

In this case, the investor will receive (subject to our credit risk) a payment at maturity of $1,072.50 per $1,000 principal amount Note, calculated as follows:

Participation Rate × Greater of (a) $0 or (b) [$1,000 + ($1,000 × Indicative Note Return as of the Final Valuation Date)]

97.50% × [$1,000 + ($1,000 × 10.00%)] = $1,072.50

The total return on investment of the Notes is 7.25%

Example 2: The Closing Indicative Note Value decreases from an Initial Closing Indicative Note Value of $1,000.00 to a Current Closing Indicative Note Value on the Final Valuation Date of $900.00

In this case, the investor will receive (subject to our credit risk) a payment at maturity of $80.00 per $1,000 principal amount Note, calculated as follows:

Participation Rate × Greater of (a) $0 or (b) [$1,000 + ($1,000 × Indicative Note Return as of the Final Valuation Date)]

97.50% × [$1,000 + ($1,000 × -10.00%)] = $877.50

The total return on investment of the Notes is -12.25%.

Calculation of the Automatic Call Amount Following an Automatic Call Trigger Event

The following examples illustrate possible hypothetical Automatic Call Amounts per $1,000 principal amount Note on a hypothetical Automatic Call Date following an Automatic Call Trigger Event. We have included a hypothetical example (a) where the Closing Indicative Note Value per $1,000 principal amount Note increases from the Automatic Call Trigger Date to the Automatic Call Amount Calculation Date and (b) where the Closing Indicative Note Value per $1,000 principal amount Note decreases from the Automatic Call Trigger Date to the Automatic Call Amount Calculation Date. The figures in the following examples have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes.

The examples below make the following key assumptions:

•

The Notes have not been redeemed by us pursuant to the “Issuer Redemption” provisions or by you pursuant to the “Early Redemption at the Option of Holders” provisions described elsewhere in this pricing supplement

•	The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•	Initial Closing Indicative Note Value: $1,000.00

Automatic Call Trigger Date		Automatic Call Amount Calculation Date		Automatic Call Date
Closing Indicative Note Value	Indicative Note Return	Closing Indicative Note Value	Indicative Note Return	Automatic Call Amount*	Return on Notes
$200.00	-80.00%	$230.00	-77.00%	$224.25	-77.58%
$200.00	-80.00%	$170.00	-83.00%	$165.75	-83.43%

*	Per $1,000 principal amount Note

PS–5

Calculation of the Issuer Redemption Price Following a Termination Event

The following examples illustrate possible hypothetical Issuer Redemption Prices per $1,000 Note on a hypothetical Issuer Redemption Date following a Termination Event. We have included a hypothetical example (a) where the Closing Indicative Note Value per $1,000 principal amount Note increases from the date on which the Termination Event occurs to the Issuer Redemption Price Calculation Date and (b) where the Closing Indicative Note Value per $1,000 principal amount Note decreases from the date on which the Termination Event occurs to the Issuer Redemption Price Calculation Date. The figures in the following examples have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes.

The examples below make the following key assumptions:

•

The Notes have not been automatically called by us pursuant to the “Automatic Call” provisions or by you pursuant to the “Early Redemption at the Option of Holders” provisions described elsewhere in this pricing supplement

•	The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•	Initial Closing Indicative Note Value: $1,000.00

Date on Which Termination Event Occurs		Issuer Redemption Price Calculation Date		Issuer Redemption Date
Closing Indicative Note Value	Indicative Note Return	Closing Indicative Note Value	Indicative Note Return	Issuer Redemption Price*	Return on Notes
$900.00	-10.00%	$925.00	-7.50%	$901.88	-9.81%
$900.00	-10.00%	$875.00	-12.50%	$853.13	-14.69%

*	Per $1,000 principal amount Note

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—In the event of a market disruption event on a day that would otherwise be the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the case may be, the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as applicable, will be the first following Valuation Date on which no Market Disruption Event occurs or is continuing with respect to the Index. In no event, however, will the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as applicable, be postponed by more than five scheduled Valuation Dates. If the calculation agent determines that a market disruption event occurs or is continuing on such fifth day, the calculation agent will make an estimate of the Index Closing Level that would have prevailed on that fifth day in the absence of a Market Disruption Event.

•

For a description of what constitutes a market disruption event with respect to the Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement; and

•	For a description of further adjustments that may affect the Index, see “Modifications to the EquityCompass Share Buyback Index” in this pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

PS–6

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could potentially assert that you should be treated as if you owned the underlying components of the Index. Under such a characterization, it is possible that you could be required to recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time the Index rebalances. Even if you are not treated as owning the underlying components the Index, it is also possible that you could be required to recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time the Index rebalances.

It is also possible that the Internal Revenue Service could assert that your Notes should be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code to the extent the performance of an ETF is reflected in the performance of the Index, in which case a portion of any long-term capital gain that you would otherwise realize on the Notes could be recharacterized as ordinary income that is also subject to a special interest charge. If ETFs do not constitute a significant portion of the Index, we believe that it would be reasonable to take the position that the constructive ownership rules should not apply to the Notes. If in fact ETFs constitute a significant portion of the Index, it is not clear whether the constructive ownership rules should apply to your Notes. Because the application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your Notes as if you had sold a portion of your Notes to pay the investor fee.

Additionally, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon redemption or maturity of your Notes is determined, even though you will not receive any amounts in respect of your Notes prior to the redemption or maturity of the Notes. Under this alternative treatment, there are circumstances under which you may be treated as having a holding period that is less than one year even if you receive cash upon the early redemption of your Notes at a time that is more than one year after the beginning of your holding period.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or components of the Index. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise); and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”.

PS–7

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or upon early redemption is linked to the performance of the Index (after taking into account the cumulative effects of the Investor Fee Percentage over the term of the Notes). Your investment will be fully exposed to any decline in the Closing Indicative Note Value from the Initial CINV to the Closing Indicative Note Value on the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the case may be. Because the Notes are our senior unsecured obligations, payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

The Participation Rate of 97.50% Will Reduce Your Participation in any Appreciation, and Will Magnify Your Participation in any Depreciation, of the Closing Indicative Note Value; You May Receive Less than the Principal Amount of Your Notes Even if the Indicative Note Return is Positive—As described on the cover page of this pricing supplement, the payment at maturity or on an Automatic Call Date or Issuer Redemption Date with respect to your Notes will reflect a Participation Rate of 97.50%. Accordingly, you will only participate in 97.5% of any positive Indicative Note Return from the Initial Valuation Date to the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the case may be. Similarly, in the event that the Indicative Note Return, as calculated on the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date were not sufficiently high enough to offset the effects of the Participation Rate of 97.50%, you may receive less than the principal amount of your Notes on the Maturity Date, Automatic Call Date, Issuer Redemption Date or Optional Redemption Date, as the case may be. In the event that the Indicative Note Return, as calculated on the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Date or Optional Redemption Date, as the case may be, were negative, you will receive a percentage of the principal amount of your Notes on the Maturity Date, Automatic Call Date, Issuer Redemption Date or Optional Redemption Date, as the case may be, that is less than the percentage of the principal amount of your Notes that you would have received had the Participation Rate been equal to 100%.

•

The Level of the Index Will Depend Upon the Success of the EquityCompass Share Buyback Strategy—The Index is based on the EquityCompass Share Buyback Strategy, which seeks to capture the returns that may be available from investing in a selected basket of stocks of up to 30 companies with the most significant share buyback announcements in the three months prior to the relevant index portfolio constitution date and which meet other eligibility requirements. The EquityCompass Share Buyback Strategy is based on the premise that stocks of companies that announce share buybacks will perform well because share buybacks are a signal to the market that the management of a company believes the company’s shares are undervalued. This positive signal to the market may cause the value of the shares to rise after the share buyback announcement. However, the announcement of a share buyback within the relevant three month period and other selection criteria used by the EquityCompass Share Buyback Strategy may not be accurate predictors of future share performance. If the EquityCompass Share Buyback Strategy selects stocks that subsequently decline in value, the level of the Index will decline, which will have an adverse effect on the value of your Notes.

•

We Are Not Obligated to Conduct Due Diligence on the EquityCompass Share Buyback Strategy or any Index Component—We are not obligated to conduct due diligence and analysis on any index component or the EquityCompass Share Buyback Strategy. The EquityCompass Share Buyback Strategy is maintained exclusively by the Index Selection Agent and not by Barclays Bank PLC or any of our affiliates. We can make no representations or warranties regarding the EquityCompass Share Buyback Strategy nor can we provide any assurances regarding the ability of the EquityCompass Share Buyback Strategy to meet its stated objectives, as described under “Description of the Index” in this pricing supplement. While we or our affiliates may conduct due diligence on any index components from time to time, prior to and during the term of the Notes, we (or our affiliates) will conduct all such due diligence and analysis solely for our own benefit and in connection with our own risk management. Neither we nor our affiliates will conduct any due diligence or analysis for the benefit of, or on behalf of, the holders of the Notes. You cannot rely for any purpose on any of our information, analysis and opinions concerning any stock included within the Index, the basket selected by EquityCompass Strategies to be reflected in the Index or any Index component. You are urged to consult with your own advisers before investing in the Notes.

•

Because the Closing Indicative Note Value will Reflect the Cumulative Effects of the Investor Fee Percentage on any Given Valuation Date, the Investor Fee Percentage May Offset All or a Portion of any Increases (And Will Magnify Any Decreases) in the Index Closing Level from the Initial Valuation Date to the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the Case May Be—As described on the cover page of this pricing supplement, the Net Index Periodic Return and, accordingly, the

PS–8

Closing Indicative Note Value on any given Valuation Date, will reflect the subtraction of the Investor Fee Percentage. The Investor Fee Percentage will be equal to 0.90% per annum and will be calculated on the basis of the number of calendar days from (but excluding) the Note Rebalancing Date immediately preceding the relevant Valuation Date (or, if such Valuation Date occurs prior to the first Note Rebalancing Date, the Initial Valuation Date) to and including the relevant Valuation Date. The subtraction described in this paragraph will be reflected in the calculation of Closing Indicative Note Value on each Valuation Date (including for the purposes of determining whether an Automatic Call Trigger Event has occurred and for the purposes of calculating the amount owed to you at maturity or on any Automatic Call Date or Issuer Redemption Date, as applicable) and will reduce the return on your Notes regardless of whether or not the Index increases from the Initial Index Level during the term of the Notes. The level of the Index will have to increase from its Initial Level to an Index Closing Level on the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as applicable, by at least the amount of the reduction described in this paragraph in order to offset the negative effects of such reduction.

•

The Index Has Very Limited Historical Information—The Index was created in November 2011. Because the Index is new and extremely limited historical performance data exists, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may be helpful in providing more reliable information on which to evaluate the validity of the EquityCompass Share Buyback Strategy and the methodology utilized by the Index to select the index components.

•

Historical Levels of the Index Should not be Taken as an Indication of the Future Performance or Volatility of the Index during the Term of the Notes—It is impossible to predict whether the Index will rise or fall. The level of the Index reflects the performance of a limited number of shares, relative to a broad market indicator. The performance of these shares may be influenced by many unpredictable factors. The actual volatility and performance of the Index over the term of the Notes, as well as the amount payable at maturity or upon early redemption, may bear little relation to historical levels of the Index.

•

The Index is not Actively Managed—The Index operates by pre-determined rules, as described in this pricing supplement under “Description of the Index”. There will be no active management of the Index to enhance returns beyond those embedded in the Index. An actively managed investment may potentially respond more directly and appropriately to immediate market, political, financial or other factors than the non-actively managed Index, which may adversely affect the level of the Index and the value of the Notes.

•

The Index Sponsor and the Index Selection Agent Rely on Information over which they have no Control or Warranty— The index sponsor and the Index Selection Agent rely on information from various third party independent and public sources in selecting the index components and calculating the Index level, including earnings and other financial reports published by individual companies. Neither the index sponsor nor the Index Selection Agent independently verify the information extracted from these sources, which may be inaccurate or subject to later correction or restatement. Furthermore, if the market for any Index component is disrupted, publicly available information regarding the Index component may be based on the last-reported levels and may be based on non-current information. Neither the index sponsor nor the Index Selection Agent take any responsibility for the impact of any inaccuracy of such data on the level of the Index or the value of the Notes.

•

The Notes Will be Automatically Redeemed if, on any Valuation Date Prior to the Final Valuation Date, the Closing Indicative Note Value per $1,000 principal amount Note is Less Than or Equal to 25% of the principal amount per Note, or $250.00—An Automatic Call Trigger Event will occur if, on any Valuation Date prior to the Final Valuation Date, the Closing Indicative Note Value per $1,000 principal amount Note is less than or equal to $250.00. If an Automatic Call Trigger Event occurs, the Notes will be automatically called on the applicable Automatic Call Date. Because the Closing Indicative Note Value on any Valuation Date reflects the Investor Fee Percentage for such day, it is possible that the effect of the Investor Fee Percentage particular Valuation Date might result in the occurrence of an Automatic Call Trigger Event on such Valuation Date and, accordingly, an early redemption of your Notes. Because the Automatic Call Amount Calculation Date will not occur until the Valuation Date following the Automatic Call Trigger Date, it is possible that the Closing Indicative Note Value will decline from the Automatic Call Trigger Date to the Automatic Call Amount Calculation Date and the Automatic Call Amount that you will receive on the Automatic Call Date will be less than it would have been had the Automatic Call Amount been linked to the Closing Indicative Note Value per $1,000 principal amount Note on the Automatic Call Trigger Date. In the event that an Automatic Call Trigger Event occurs, the Automatic Call Amount that you receive on the Automatic Call Date is likely to be significantly less than the principal amount of your Notes. Accordingly, you must be willing to accept the risk that you will lose a significant amount (up to 100%) of your investment in the Notes upon the occurrence of an Automatic Call Trigger Event.

•

The Notes Will be Automatically Redeemed Upon the Occurrence of a Termination Event—If the index sponsor determines on or prior to the Final Valuation Date that it will not be able to calculate and publish the Index as a result of a Termination Event, we may redeem the Notes (in whole but not in part) on the applicable Issuer Redemption Date at the applicable Issuer Redemption Price. If a Termination Event occurs, the Issuer Redemption Price that you will receive on the Issuer Redemption Date may be significantly less than the amount you would have received for your Notes on the Maturity Date had the Termination Event not occurred. Because the Issuer Redemption Price will not occur until the Valuation Date following the date on which a Termination Event occurs, it is possible that the Closing Indicative Note Value will decline from the date on which a Termination Event occurs to the Issuer Redemption Price Calculation Date and the Issuer Redemption Price that you will receive on the Issuer Redemption Date will be less than it would have been had the Issuer Redemption Price been linked to the Closing Indicative Note Value per $1,000 principal amount Note on the date on which the Termination Event occurred. Because the Closing Indicative Note Value on an Issuer Redemption Price Calculation Date may be less than the principal amount of your Notes, the Issuer

PS–9

Redemption Price that you receive on an Issuer Redemption Date may be less, and may be significantly less, than the principal amount of your Notes. Accordingly, you must be willing to accept the risk that you will lose a significant amount of your investment in the Notes upon the occurrence of a Termination Event.

•

Potential Early Exit—Your Notes are subject to early redemption upon the occurrence of a Termination Event or an Automatic Call Trigger Event, as described under the “Issuer Redemption” and “Automatic Call” provisions on the cover page of this pricing supplement. You may not be able to reinvest any amounts received on an Automatic Call Date or Issuer Redemption Date, as the case may be, in a comparable investment with similar risk and appreciation potential as the Notes. The “Automatic Call” and “Issuer Redemption” features may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes. Furthermore, as noted elsewhere in this pricing supplement, the Automatic Call Amount or the Issuer Redemption Price, as the case may be, may be substantially less than the principal amount of your Notes, and you may some or all of the principal amount of your Notes upon the occurrence of a Termination Event or an Automatic Call Trigger Event, as the case may be.

•

If a Market Disruption Event Has Occurred or Exists on the Final Valuation Date or any Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Note Value on Such Date—The determination of the value of the Notes on a Valuation Date, including the Final Valuation Date or any Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, may be postponed if the calculation agent determines that a market disruption has occurred or is continuing on such Valuation Date. In no event, however, will the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be, for the Notes be postponed by more than five Valuation Dates. If the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as applicable, is postponed until the fifth Valuation Date following the scheduled Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be, but a market disruption event occurs or is continuing on such day, that day will nevertheless be the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be, and the calculation agent will make an estimate of the Index Closing Level that would have prevailed on that fifth day in the absence of a Market Disruption Event. As noted on the cover page of this pricing supplement, if a Market Disruption Event occurs on any Valuation Date, such date will be disregarded for purposes of determining whether an Automatic Call Trigger Event occurs.

•

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption—As the payment at maturity or upon redemption is a function of, among other things, the Closing Indicative Note Value on the Final Valuation Date or an Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be, the postponement of any Valuation Date may result in the application of a different Closing Indicative Note Value and, accordingly, decrease the payment you receive at maturity or upon redemption. For the avoidance of doubt, if a Valuation Date (including the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be) is postponed, the Closing Indicative Note Value on such date, as postponed, will reflect the subtraction of the Investor Fee Percentage calculated as of such date, as postponed.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive any periodical interest payments under the Notes, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•

As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed under “Description of the Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances, including upon the occurrence of an index market disruption event or force majeure event, to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes. For example, if there is a lack of liquidity or material decline in the liquidity of an index component, the index sponsor could determine that this is an index market disruption event and take any action as set forth under “Description of the Index—Market Disruption and Force Majeure Events.”

In addition, the Index or the index components could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on the Index) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any of these events could adversely affect the Index or the index components and, correspondingly, could adversely affect the value of the Notes.

The role played by Barclays Capital, as index sponsor, and the exercise of the kinds of discretion described above and in “Description of the Index” could present it with significant conflicts of interest in light of the fact that the index sponsor is a division of Barclays Bank PLC, the issuer of the Notes. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•

Our Business Activities May Create Conflicts of Interest— In addition to the role of Barclays Capital, a division of Barclays Bank PLC, as index sponsor (as described in this pricing supplement), our affiliates expect to play a variety of roles in connection with the issuance of the Notes.

PS–10

As noted above, our affiliates expect to engage in trading activities related to the Index, components of the Index, futures or options on the Index or its components, or other derivative instruments with returns linked to the performance of Index or its components that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

Moreover, our affiliates have published and in the future expect to publish research reports with respect to some or all of the index components and the Index strategy generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. The research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the index components and the level of the Index and, therefore, the value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates have any obligation to take the needs of and buyer, seller or holder of the Notes into consideration at any time.

•

There May Be Conflicts of Interest With Respect to the Notes Involving Our Affiliates and the Index Selection Agent and its Affiliates; One or More Affiliates of the Index Selection Agent May Act as a Dealer in the Initial Offering of the Notes—As described elsewhere in this pricing supplement, all or a portion of the investor fee represented by the Investor Fee Percentage may be used to pay fees or concessions to the Agent and other dealers. All or a portion of such fee may also be paid to the Index Selection Agent as compensation for the Index Selection Agent’s services under the Index Selection Agreement. In addition, as described on the cover page of this pricing supplement, the Agent will purchase the Notes from Barclays Bank PLC at 100% of their principal amount less a commission that may be used to pay selling concessions or fees to other dealers. Because one or more affiliates of the Index Selection Agent may act as a dealer with respect to the Notes, such affiliates may be subject to conflicts of interest with respect to their selling efforts. We make no representations or warranties about any such conflicts of interest, and you are urged to consult with your own advisers prior to investing in the Notes.

•

We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Notes—None of Barclays Bank PLC, Barclays PLC, Barclays Capital or their respective affiliates is acting as investment advisor or other advisor to the holders of the Notes. We have not recommended the stocks included within the Index or the basket that the Index Selection Agent selects to be reflected in the Index and have not evaluated whether the Notes, any stock included within the Index, the basket selected by EquityCompass Strategies to be reflected in the Index or any Index component is suitable or appropriate generally or for any potential investor in any respect.

•

In the Event that You Require us to Redeem Your Notes Prior to Maturity, the Optional Redemption Amount Calculation Date May Not Occur Until a Day Following the Date on Which You Deliver to us a Notice to Redeem; There Are Restrictions on the Minimum Number of Notes You May Redeem—As described under “Early Optional Holder Redemption Procedures” below, in certain circumstances, the Optional Redemption Amount Calculation Date may be the same day as the day on which you deliver to us a notice of early redemption. Because, however, the actual Optional Redemption Amount Calculation Date will be the day on which we (or one of our affiliates) acknowledges receipt of your signed confirmation of redemption, as described below, the Optional Redemption Amount Calculation Date may be a Valuation Date that occurs after the day on which your first delivered to us a notice of early redemption. In such a circumstance, it is possible that the Closing Indicative Note Value on the Optional Redemption Amount Calculation Date will be lower than it is on the day on which you first delivered to us a notice of early redemption and, accordingly, the return on your Notes would be lower than it would have been had the Optional Redemption Amount Calculation Date been the same date as the date on which you first delivered to us a notice of early redemption. You must redeem at least $10,000 principal amount of Notes at one time in order to exercise your right to redeem your Notes on any Optional Redemption Date.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity or upon early redemption described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—We may, in our sole discretion, apply for the listing of the Notes on a securities exchange or quotation system. However, even if we decide to make such an application, we cannot guarantee that the application will be approved and we can make no assurances that that we will be successful in listing the Notes, or that the Notes will remain listed until maturity. At any time when the Notes are not listed, the pricing of the Notes in the secondary market, the transparency and availability of trading prices and the liquidity of the Notes may be affected. Even if there is a secondary market for the Notes, whether as a result of any listing of the Notes or an over-the-counter basis, it may not provide enough liquidity to trade or sell the Notes easily.

PS–11

Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. Additionally, the application of the constructive ownership rules of Section 1260 of the Code to your Notes may require you to recognize an amount of ordinary income that is subject to an interest charge upon the sale, redemption or maturity of the Notes to the extent the return on your Notes reflects the performance of an ETF. You should consult your tax advisor as to the tax consequences of investing in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Early Optional Holder Redemption Procedures

You may elect to redeem your Notes prior to maturity at an amount equal to the Optional Redemption Amount specified on the cover page of this pricing supplement, subject to a minimum redemption amount of at least 10 Notes (or a minimum redemption amount of $10,000 aggregate principal amount of your Notes). To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

•

deliver a notice of redemption, which is attached as Annex C to this pricing supplement. The Optional Redemption Amount Calculation Date will be the date on which such notice of redemption becomes effective, as described below (or, if such date is not a Valuation Date, the next following Valuation Date), subject to postponement in the event of a Market Disruption Event, as described on the cover page of this pricing supplement. Your notice of redemption must be delivered to us via email by no later than 12:00 noon, New York City time, on any business day during the term of the Notes. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex D.

•

deliver the signed confirmation of redemption (as described in the preceding paragraph) to us via facsimile in the specified form by 4:00 p.m., New York City time, on the same day. Your notice of redemption will be deemed effective on the day on which we or any of our affiliates acknowledge receipt of your confirmation; we or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the Optional Redemption Amount with respect to your Notes no later than the first business day following the applicable Optional Redemption Amount Calculation Date

•	Instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the Optional Redemption Amount, facing Barclays Capital DTC 5101; and

•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Optional Redemption Date.

If we do not receive your notice of redemption by 12:00 noon, New York City time, or if we do not receive your signed confirmation by 4:00 p.m., New York City time on any day, the earliest date on which we will acknowledge receipt of your confirmation (and, accordingly, the earliest date that is eligible to be the Optional Redemption Amount Calculation Date) will be the business day next following the day on which you deliver to us a signed confirmation of redemption.

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Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Description of the Index

Overview

The EquityCompass Share BuyBack Index (the “EquityCompass Share Buyback Index” or the “Index”) seeks to capture returns that may be available from investing in a basket of stocks (the “basket”) that are selected pursuant to the EquityCompass Share BuyBack Strategy (“EquityCompass Share Buyback Strategy” or the “Strategy”) and the trading restriction filter and concentration procedures, as described below. The EquityCompass Share Buyback Strategy selects a portfolio of stocks of up to 30 companies with the most significant share buyback announcements in the three months prior to the relevant index portfolio constitution date (as defined below) and which meet other eligibility requirements described below. The Strategy is based on the premise that stocks of companies that announce share buybacks may be more likely to perform well because share buybacks are a signal to the market that the management of a company believes the company’s shares are undervalued. This positive signal to the market may cause the value of the shares to rise after the share buyback announcement. The EquityCompass Share Buyback Index is calculated based on the basket of stocks selected pursuant to the EquityCompass Share Buyback Strategy and the trading restriction filter and concentration procedures, as described below. The EquityCompass Share Buyback Index reflects the returns available from taking a long position in the basket each month. With the long-only position in the basket, the EquityCompass Share Buyback Index seeks to have market exposure.

The EquityCompass Share Buyback Strategy is maintained by Choice Financial Partners, Inc. (the “Index Selection Agent”). The Index Selection Agent is a wholly-owned subsidiary and affiliated SEC-registered investment adviser of Stifel Financial Corp., and an affiliate of Stifel, Nicolaus & Company, Incorporated. The Index Selection Agent employs the EquityCompass Share Buyback Strategy each month to select stocks that meet its criteria and will send the list of stocks to the index sponsor no later than the relevant index portfolio receipt date (as defined below). On the index calculation day immediately following each second rebalancing day (as defined below), the Index Selection Agent will publish the basket in effect on its website http://www.equitycompass.com/products/stifel.aspx. We have included that website (and the additional websites below) in this pricing supplement as inactive textual references only. Information on those websites is not part of this pricing supplement. We provide no assurance that the Index Selection Agent will continue to publish this information, or with what frequency it will do so.

The EquityCompass Share Buyback Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC. The index sponsor calculates the level of the EquityCompass Share Buyback Index on each “index calculation day” (as defined below) with respect to the prior index calculation day and publishes the index level on the EquityCompass Share Buyback Index page at www.barcap.com/indices. The EquityCompass Share Buyback Index is also reported on Bloomberg under the ticker symbol “EQCOMPBB <Index>”.

Selection of Stocks through the EquityCompass Share Buyback Strategy

An “index business day” is any day on which (1) all the Exchanges are open and (2) commercial banks and interest rate markets are open and settle payments in London.

An “index calculation day” is each day on which all the Exchanges are open for trading.

The “Exchange” with respect to an index component included in the current basket means the primary exchange or quotation system on which such index component is traded, as determined by the index sponsor.

With respect to a calendar month (the “relevant month”), the Index Selection Agent shall determine a list of stocks according to the six criteria set forth below based on the relevant data as at the close of business, New York time, on the last index calculation day of the month immediately preceding the relevant month (the “index portfolio constitution date”):

First, in order to be eligible for inclusion in the basket, a stock must be both (1) a member of the Russell 3000® Index as of the most recent year end and (2) traded on at least one major U.S. stock exchange as of the relevant index portfolio constitution date. Any stock which does not meet both these criteria will be excluded.

Second, the Index Selection Agent then creates an initial list of stocks of companies that have made at least one buyback announcement in the three months prior to the relevant index portfolio constitution date. Such stocks constitute the “eligible universe”. The Index Selection Agent considers only “open market” buybacks involving common stock. The company making the buyback announcement should not be a target of a pending acquisition for all outstanding shares (friendly or hostile). In the event of multiple share buyback announcements for the same company, only the first announcement is considered.

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Third, the company making the buyback announcement should have minimum (i) market capitalization of $500 Million and (ii) annual share trading volume of 15 million shares. The shares of any company that does not meet these criteria are excluded from the eligible universe.

Fourth, the eligible universe is ranked according to two factors: (a) significance of buyback announcement value (as defined below) and (b) number of days between the announcement date of the share buyback and the index portfolio constitution date.

(a) Significance of Buyback Announcement Rank

For each stock within the eligible universe, the significance of buyback announcement value is defined as (i) the stated dollar value of the announced stock buyback (as obtained from the Data Source on the day on which the relevant buyback announcement is first made during the three months prior to the relevant index portfolio constitution date), divided by the market capitalization of the company as of the close of business, New York time, on the index portfolio constitution date, or, if such stated dollar value is not available, (ii) the stated share buyback quantity (as obtained from the Data Source on the day on which the relevant buyback announcement is first made during the three months prior to the relevant index portfolio constitution date), divided by the total number of shares of the company outstanding as of the close of business, New York time, on the index portfolio constitution date. The stock with the highest significance of buyback announcement value is awarded the highest rank. The remaining stocks are ranked in descending order. The rank so assigned to each stock is referred to as the stock’s “significance rank”.

“Data Source” means Bloomberg or FactSet Research Systems, Inc., or any alternate independent third party data provider as selected by the index sponsor or the Index Selection Agent in a commercially reasonable manner. If any such third party data provider is selected, the index sponsor will disclose the identity of such third party data provider on the EquityCompass Share Buyback Index page at www.barcap.com/indices.

(b) Number of Days between Announcement and the Index Portfolio Constitution Date Rank

For each stock within the eligible universe, the number of days from (and including) the share buyback announcement date to (but excluding) the index portfolio constitution date is calculated. The stock with the lowest number of days is awarded the highest rank. The remaining stocks are ranked in descending order. The rank so assigned to each stock is referred to as the stock’s “number of days rank”.

Fifth, an average rank and a composite rank are determined for each stock. The average rank for each stock within the eligible universe is calculated by taking the average of (a) the stock’s significance rank and (b) the stock’s number of days rank. The composite rank is a percentile rank (values ranging from 0 to 100%) obtained for each stock and is obtained by dividing the average rank of such stock by the total number of stocks within the eligible universe. The stock with the highest composite rank is awarded the highest rank. The remaining stocks are ranked in descending order.

Sixth, if more than 30 companies remain, then companies not ranked in the top 30 according to their respective composite ranks will be excluded. In case multiple eligible stocks have equal composite ranks, the stock with the higher market capitalization as of the index portfolio constitution date will be preferred.

The Index Selection Agent shall provide the list of 30 (or less, if it finds less than 30) stocks determined pursuant to the criteria set forth above to the index sponsor no later than the “index portfolio receipt date”, which is the fourth index business day of the relevant month. If the Index Selection Agent fails to provide such list prior to or on the index portfolio receipt date, the list of stocks provided by the Index Selection Agent for the month immediately preceding the relevant month shall be deemed to be the list of stocks determined pursuant to the Strategy by the Index Selection Agent for the relevant month.

Composition of the EquityCompass Share Buyback Index

Upon receipt from the Index Selection Agent of the list of the stocks determined pursuant to the Strategy for the relevant month, if the index sponsor determines, in its sole discretion, that the index sponsor or any of its affiliates would be precluded from purchasing or selling a stock on the list received on the index portfolio receipt date because such stock is included on the index sponsor’s restricted trading list applicable on a firm-wide basis due to legal or regulatory considerations (“trading restriction filter”), then the index sponsor may remove the relevant stock from the list and replace it with a deemed index component.

Each stock in the basket will be weighted equally and will be given a weighting of 1/30 (approximately 3.3333%) within the basket. Should there be fewer than 30 stocks that meet the criteria under the Strategy and are not excluded by the trading restriction filter, one or more units of a deemed index component will be included in the basket to the extent necessary for the total basket weight to equal

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100%. The “deemed index component” will be one or more of the SPDR® S&P 500® ETF Trust, the iShares S&P 500 Index Fund, the iShares Russell 1000 Index Fund or any other similar ETF which tracks a broad based equity index. For example, if the above selection criteria and the trading restriction filter yield only 27 companies, each company will be weighted 3.3333% (for a total of 90%) and the deemed index component will be weighted 10%. The index sponsor intends initially to fill any remaining space in the basket with the SPDR® S&P 500® ETF Trust. However, other deemed index components may be used to ensure that (i) there will be no less than 20 individual securities in the Index at any time, (ii) no security will represent more than 25% of the dollar weight of the Index and (iii) the five highest dollar weighted component securities in the index will not in the aggregate account for more than 50% of the weight of the Index (or 60% if there are fewer than 25 securities in the basket). These procedures (the “concentration procedures”) are used to prevent the concentration of the basket.

After the index sponsor has applied to the list of stocks provided by the Index Selection Agent the trading restriction filter and the concentration procedures described above, the stocks or ETFs comprising the basket will be the “index components” of the Index for the relevant month.

All stocks and deemed index components included in the basket will be notional holdings. The number of shares or units held will be adjusted in a commercially reasonable manner to reflect any split, reverse split, rights offering, stock distribution, special dividend, return of capital, spin-off or share repurchase, which becomes effective in relation to any index component subsequent to the immediately preceding rebalancing day.

Rebalancing of the EquityCompass Share Buyback Index Basket

Once the index components are determined for the relevant month as described above, the rebalancing of the Index will be carried out over the two index business days immediately following the index portfolio receipt date (the first such index business day, the “first rebalancing day”, the second, the “second rebalancing day”, and each, a “rebalancing day”), which are also the fifth and sixth index business days of the relevant month. At the close of the first rebalancing day, one half of the shares of each index component included in the old basket (as adjusted to reflect the impact of any corporate actions on such index component on the first rebalancing day) are divested. Any cash in the Index as of the close of the first rebalancing day (i.e., the cumulative amount of any distribution by the issuer of any relevant index component in ordinary or special/extraordinary cash dividend payments or adjustment due to other corporate actions from but excluding the second rebalancing day of the immediately preceding month to and including such first rebalancing day) and the proceeds of the sale of such index components in the old basket will be invested in the index components of the new basket.

At the close of the second rebalancing day, the remaining index components included in the old basket (as adjusted to reflect the impact of any corporate actions on any such index component on the second rebalancing day) are divested. Any cash as of the close of the second rebalancing day (i.e., the cumulative amount of any distribution by the issuer of any relevant index component in ordinary or special/extraordinary cash dividend payments or adjustment due to other corporate actions on such second rebalancing day) and the proceeds of the sale of such index components in the old basket will be invested in the index components of the new basket (as defined below). At the close of the second rebalancing day, the rebalancing from the old basket to the new basket for the relevant month will be completed. If any corporate action occurs with respect to any index component of the new basket on the second rebalancing day, the number of such index component purchased on the first rebalancing day will be adjusted to reflect the impact of such corporate action.

The “old basket” means, in respect of any first rebalancing day, the basket consisting of the index components in effect immediately prior to such first index rebalancing day.

The “new basket” means, in respect of any calendar month, the basket that will consist of, upon the completion of the relevant rebalancing, the index components determined for such month.

Calculation of the EquityCompass Share Buyback Index

The level of the EquityCompass Share Buyback Index is deemed to have been 100.0000 on November 7, 2011.

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With respect to index calculation day t that is not a second rebalancing day:

On each index calculation day t that is not a second rebalancing day, the level of the Index (“It”) is equal to:

Where:

“Casht ” is the cumulative Cash Flow (as defined below) during the period from (but excluding) the immediately preceding second rebalancing day to (and including) the close of business on index calculation day t, and is calculated according to the following formula:

Where:

“CFp” means any Cash Flow at any time “p” during the period from (but excluding) the immediately preceding second rebalancing day to (and including) the close of business on index calculation day t.

“Cash Flow” means the daily cash flow distributed by the shares constituting the Index in ordinary and special/extra-ordinary cash dividend payments or adjustments due to other corporate actions;

“R2(t’)” means the second rebalancing day for period t’;

Period “ t’ “ means the period within which index calculation day t occurs and which commences on (but excluding) the first rebalancing day immediately preceding index calculation day t to (and including) the first rebalancing day immediately following index calculation day t;

“Nt ’ ,t” means the number of index components in the Index during period t’ as of the close of index calculation day t;

“Pt’,i,t” means the closing price of index component i on index calculation day t as quoted on the Exchange for such index component i;

“Nt’,i,t” means the number of shares of index component i comprising the Index as of the close of index calculation day t, calculated as follows:

Where:

“Nt’,i,t-1” means the number of shares of index component i comprising the Index as of the close of index calculation day t-1; and

means an adjustment factor reflecting the impact of any corporate action affecting index component i on index calculation day t.

If no corporate action is affecting index component i on index calculation day t, then equals one.

With respect to index business day t that is a second rebalancing day:

On each second rebalancing day t, the level of the Index (“It”) is equal to:

Where:

“Casht ” is the cumulative Cash Flow (as defined below) during the period from (but excluding) the first rebalancing day immediately preceding second rebalancing day t to (and including) the close of business on second rebalancing day t, and is calculated according to the following formula:

PS–16

Where:

CFp means any Cash Flow at any time “p” during the period from (but excluding) the first rebalancing day immediately preceding second rebalancing day t to (and including) the close of business on second rebalancing day t;

R1(t’-1) is the first rebalancing day immediately preceding second rebalancing day t;

It is the level of the Index as of close of business on second rebalancing day t;

N(t,t’-1) is the number of index components in the old basket as at the close of business on second rebalancing day t;

N’(t,t’) is the number of index components in the new basket as at the close of business on second rebalancing day t;

Pt’-1,i,t is the closing price of the index component i in the old basket as quoted on the Exchange for such index component i on second rebalancing day t;

Pt’,j,t is the closing price of the index component j in the new basket as quoted on the Exchange for such index component j on second rebalancing day t;

Nt’-1,i,t is the number of shares of index component i of the old basket as of second rebalancing day t. It is determined as follows;

Where:

Nt’-1,i,t-1 is the number of shares of index component i of the old basket as of close of business on the first rebalancing day immediately preceding second rebalancing t;

is an adjustment factor reflecting the impact of any corporate action affecting the index component i of the old basket on second rebalancing day t. If there is no corporate action affecting the index component i of the old basket on second rebalancing day t, then will be equal to 1; otherwise its value will reflect the impact of the corporate action affecting the index component i of the old basket on second rebalancing day t.

Nt’,j,t is the number of shares of index component j of the new basket as of second rebalancing day t. It is determined as follows:

Where:

is the number of shares of index component j of the new basket as of the first rebalancing day immediate preceding second rebalancing day t;

is an adjustment factor reflecting the impact of any corporate action affecting the index component j of the new basket on second rebalancing day t. If there is no corporate action affecting the index component j of the new basket on second rebalancing day t, then will be equal to 1; otherwise its value will reflect the impact of the corporate action affecting the index component j of the new basket on second rebalancing day t.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF (the “SPDR S&P 500 ETF”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index®. The SPDR S&P 500 ETF is an exchange-traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “SPY”.

We have derived all information regarding the SPDR S&P 500 ETF contained in this pricing supplement from the prospectus for the SPDR S&P 500 Trust, dated January 26, 2011 and from publicly available information on SPDR’s website: www.spdrs.com. Such information reflects the policies of, and is subject to change by, State Street Global Advisors.

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Information concerning the SPDR S&P 500 ETF provided to or filed with the SEC by the SPDR S&P 500 Trust pursuant to the Securities Act of 1933, as amended (“Securities Act”) and the Investment Company Act of 1940, as amended (“Investment Company Act”) can be located by reference to SEC file numbers 333-46080 and 811-06125, respectively. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

The iShares® S&P 500 Index Fund

The iShares® S&P 500 Index Fund (the “iShares S&P 500 Index Fund”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the S&P 500® Index. The iShares S&P 500 Index Fund generally invests at least 90% of its assets in securities of the S&P 500® Index and in depositary receipts representing securities of the S&P 500® Index. The iShares S&P 500 Index Fund is an exchange-traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “IVV”.

We have derived all information contained in this pricing supplement regarding the iShares S&P 500 Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “iShares S&P 500 Index Fund Prospectus”) for the iShares S&P 500 Index Fund, dated August 1, 2011, issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors (“BFA”).

Information provided to or filed with the SEC by the iShares S&P 500 Index Fund pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file number 033-97598 and 811-09102, respectively. Additional information regarding the iShares S&P 500 Index Fund is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

The iShares Russell 1000 Index Fund

The iShares® Russell 1000 Index Fund (the “iShares Russell 1000 Index Fund”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 1000 Index. The iShares Russell 1000 Index Fund generally invests at least 90% of its assets in securities of the Russell 1000 Index and in depositary receipts representing securities of the Russell 1000 Index. The iShares Russell 1000 Index Fund is an exchange-traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “IWB”.

We have derived all information contained in this pricing supplement regarding the iShares Russell 1000 Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “iShares Russell 1000 Index Fund”) for the iShares Russell 1000 Index Fund, dated August 1, 2011, issued by the Trust. Such information reflects the policies of, and is subject to change by, the Trust, and BFA.

Information provided to or filed with the SEC by the iShares Russell 1000 Index Fund pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file number 033-97598 and 811-09102, respectively. Additional information regarding the iShares Russell 1000 Index Fund is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

iShares® ETFs Disclaimer

BFA, in which Barclays Bank PLC has an ownership interest, serves as an investment adviser to iShares® ETFs (including the iShares S&P 500 Index Fund and the iShares Russell 1000 Index Fund). As investment advisor, BFA provides an investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares® ETFs, and consequently, the value of the Notes.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

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Modifications to the EquityCompass Share Buyback Index

The index sponsor does not presently intend to modify the methodology used to compose or calculate the EquityCompass Share Buyback Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion, make modifications to the EquityCompass Share Buyback Index composition or methodology to better permit the realization of the objective of the Index. The index sponsor will as soon as practicable publish any material modifications that it makes on the EquityCompass Share Buyback Index page at www.barcap.com/indices or such successor website as notified.

Market Disruption and Force Majeure Events

If an “index market disruption event” or a “force majeure event” occurs or is continuing on any calendar day that, in the index sponsor’s sole discretion, affects the EquityCompass Share Buyback Index or any of the EquityCompass Share Buyback Index components, the index sponsor may:

•

make such determinations and/or adjustments to the terms of the EquityCompass Share Buyback Index as it deems necessary in order to determine the level of the EquityCompass Share Buyback Index on such day (if such day is an index business day), provided that any such determinations or adjustments are made in order to realize the objective of the Index;

•

defer publication of information relating to the EquityCompass Share Buyback Index until the next index business day on which such index market disruption or force majeure event, as applicable, is not continuing; and

•

if such calendar day is a stock selection day or rebalancing day, to postpone such stock selection or rebalancing to the next calendar day on which such index market disruption or force majeure event, as applicable, is not continuing.

Any of the following will constitute an “index market disruption event”:

•	the declaration of a general moratorium in respect of banking activities in London or New York;

•

on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any index component of the EquityCompass Share Buyback Index (including, without limitation, due to insolvency, delisting or nationalization of an index component);

•	on any index business day, the failure of a source from which the index sponsor obtains closing price information necessary to calculate the level of the EquityCompass Share Buyback Index;

•

on any index business day, the closure of any securities exchange on which any component of the EquityCompass Share Buyback Index is traded prior to its scheduled closing time, unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such exchange, and the submission deadline for trading orders to be executed on that index business day; and

•

on any index portfolio constitution date, the failure of a source from which the index sponsor or the index selection agent, as applicable, obtains information necessary to determine the constituents of the new basket and the index sponsor or the index selection agent, as applicable, determines that no satisfactory alternative source is available.

A “force majeure event” is an event or circumstance (including without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the EquityCompass Share Buyback Index, any of the EquityCompass Share Buyback Index components or the methodology on which the EquityCompass Share Buyback Index is based.

Cessation of Trading and Other Termination Events

The index sponsor may, in its sole discretion, discontinue calculating the EquityCompass Share Buyback Index if any of the following events occurs (each a “termination event”):

•	the three specified deemed index components cease (or will cease) to be calculated or publicly quoted for any reason and the index sponsor does not believe that a satisfactory substitute is available;

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•

the index sponsor or its successor terminates or alters its business operations in such a way as to make it commercially unreasonable to continue to publish the index, is declared insolvent or is subject to winding-up proceedings;

•	the failure of the Index Selection Agent to deliver the list of stocks selected pursuant to the Strategy to the index sponsor on any index portfolio receipt date; and

•	the appointment of Choice Financial Partners, Inc. (or its successor) as Index Selection Agent is terminated for any reason, including as a result of the termination of the Index Selection Agreement.

Changes to the EquityCompass Share Buyback Index Components

If, after the occurrence of circumstances described in this section, the index sponsor or Index Selection Agent, as applicable, deems it necessary to replace an index component, including the deemed index component, with an appropriate successor for that index component, then the index sponsor will calculate the level of the EquityCompass Share Buyback Index by adjusting accordingly the formula used for the calculation of the level of the EquityCompass Share Buyback Index to take account of such replacement index component.

Change in Methodology

While the index sponsor currently employs the methodology described in this pricing supplement to compose and calculate the EquityCompass Share Buyback Index, it is possible that market, regulatory, judicial, or other relevant circumstances will arise that would, in the view of the index sponsor, necessitate a modification or change of such methodology in order to permit the realization of the objective of the Index.

Other Changes

In addition to the foregoing circumstances, the index sponsor reserves the right to make any other changes to methodology used to determine the composition of or to calculate the EquityCompass Share Buyback Index as the index sponsor may, in its sole discretion, determine to be necessary as a result of market, regulatory, judicial or other relevant circumstances in order to permit the realization of the objective of the EquityCompass Share Buyback Index.

In the event that ambiguities arise regarding the calculation of the EquityCompass Share Buyback Index, the index sponsor will resolve such ambiguities and, if necessary for resolution, make changes to the methodology used to calculate the EquityCompass Share Buyback Index.

Historical Performance of the EquityCompass Share Buyback Index

The level of the EquityCompass Share Buyback Index is deemed to have been 100.0000 on November 7, 2011, which is referred to as the “Index Commencement Date”. The index sponsor began calculating the EquityCompass Share Buyback Index on the Index Commencement Date. The official closing level of the Index on the Initial Valuation Date was 102.5413.

EQUITYCOMPASS AND INDEX SELECTION AGENT

Choice Financial Partners, Inc. (“EquityCompass”), a Missouri corporation, is a registered investment adviser under the Investment Advisers Act of 1940, as amended (SEC File No. 801-69131). Equity Compass’s corporate address is EquityCompass Strategies, One South Street, 16th Floor, Baltimore, MD 21202.

EquityCompass is an investment adviser that provides subscribers with access to investment models based on extensive analysis of changing fundamentals to identify favorable probabilities for stock performance.

For more information on EquityCompass, please refer to www.equitycompass.com. The information on the EquityCompass’ website is not, and should not be considered, incorporated by reference into this pricing supplement.

Index Selection Agreement

EquityCompass and Barclays Bank PLC, as index sponsor, have entered into an index selection agreement (“Index Selection Agreement”) to govern EquityCompass’ relationship with Barclays Bank PLC in respect of the Index. Under the agreement, EquityCompass has agreed to provide the index sponsor with the composition of the basket.

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Licensing

EquityCompass Share Buyback is a trademark of EquityCompass and has been licensed for use by Barclays Capital in connection with the calculation of the EquityCompass Share Buyback Index.

Disclaimer

The index sponsor and Index Selection Agent do not guarantee the accuracy and/or completeness of the EquityCompass Share Buyback Index, any data included therein, or any data from which it is based, and the index sponsor and the Index Selection Agent shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor and the Index Selection Agent make no warranty, express or implied, as to the results to be obtained from the use of the EquityCompass Share Buyback Index. The index sponsor and the Index Selection Agent make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the EquityCompass Share Buyback Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor the Index Selection Agent, nor any of their affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the EquityCompass Share Buyback Index or publication of the levels of the EquityCompass Share Buyback Index (or failure to publish such value) and any use to which any person may put the EquityCompass Share Buyback Index or the levels of the EquityCompass Share Buyback Index. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the levels of the EquityCompass Share Buyback Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PS–21

ANNEX A

NOTICE FOR AUTOMATIC CALL TRIGGER EVENT

To: The Depository Trust Company

Subject: CUSIP No. 06738KE56, Notice for Automatic Call Trigger Event

Barclays Bank PLC hereby notifies DTC of the automatic redemption of its Global Medium-Term Notes, Series A, due January 12, 2015, CUSIP No. 06738KE56, redeemable for a cash amount based on the EquityCompass Share Buyback Index (the “Notes”) as a result of the occurrence of an Automatic Call Trigger Event on [applicable Valuation Date] (such date, the “Automatic Call Trigger Date”). The Notes will be redeemed (in whole, but not in part) on the applicable Automatic Call Date of [    ]. The Automatic Call Amount, calculated on the Automatic Call Amount Calculation Date of [            ], 20[    ], is $[        ] per $1,000 principal amount Note. All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the Notes.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

ANNEX B

NOTICE OF TERMINATION EVENT

To: The Depository Trust Company

Subject: CUSIP No. 06738KE56, Notice of Termination Event

Barclays Bank PLC hereby notifies DTC of the automatic redemption of its Global Medium-Term Notes, Series A, due January 12, 2015, CUSIP No. 06738KE56, redeemable for a cash amount based on the EquityCompass Share Buyback Index (the “Notes”) as a result of the occurrence of a Termination Event on [applicable Valuation Date] (such date, the “Automatic Call Trigger Date”). The Notes will be redeemed (in whole, but not in part) on the applicable Issuer Redemption Date of [    ]. The Issuer Redemption Price, calculated on the Issuer Redemption Price Calculation Date of [            ], 20[    ], is $[        ] per $1,000 principal amount Note. All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the Notes.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

ANNEX C

NOTICE OF REDEMPTION

To: etndesk@barcap.com

Subject: Notice of Redemption, CUSIP No. 06738KE56

[BODY OF EMAIL]

Name of holder: [                    ]

Number of Notes to be redeemed: [                    ]

Redemption Notice Date: [                    ]

Contact Name: [                    ]

Telephone #: [                    ]

Fax #: [                    ]

Email: [                    ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Notes are satisfied. I further acknowledge, without limitation of anything in the preceding sentence, that the Optional Redemption Amount Calculation Date will be the date on which this notice of redemption becomes effective (or, if such date is not a Valuation Date, the Valuation Date immediately following the date on which this notice of redemption becomes effective), as described in the pricing supplement for the Notes.

ANNEX D

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-526-7618

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, due January 12, 2015, CUSIP No. 06738KE56, redeemable for a cash amount based on the EquityCompass Share Buyback Index (the “Notes”) hereby irrevocably elects to exercise, on the Optional Redemption Date of [insert fifth business day following Optional Redemption Amount Calculation Date] with an Optional Redemption Amount calculated on the Optional Redemption Amount Calculation Date for the Notes (as such term is defined in the pricing supplement for the Notes), with respect to the number of Notes indicated below, as of the date hereof, the early optional holder redemption right as described in the pricing supplement relating to the Notes (together with the accompanying prospectus, prospectus supplement and index supplement delivered therewith, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade with respect to the number of Notes specified below at a price equal to the Redemption Amount, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Optional Redemption Date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 10 Notes (or at least $10,000 aggregate principal amount) at one time in order to exercise your right to redeem your Notes on the Optional Redemption Date.)